Exhibit 99.1

Rosetta Stone Inc. Reports First Quarter 2011 Results

•                  Revenue of $57.0 million on bookings of $55.6 million

•                  35% bookings growth from international consumers and worldwide institutional clients exceeds expectations

•                  28% decline in bookings from US consumers in line with expectations

ARLINGTON, VA — May 9, 2011 — Rosetta Stone Inc. (NYSE:RST), a leading provider of technology-based language-learning solutions, today announced financial results for the first quarter 2011 as summarized below:

	Three Months Ended
US$ thousands	March 31,		%
except per-share data	2011	2010	change
Total revenue	$56,978	$63,014	(10)%
Sales bookings(1)	55,580	60,767	(9)%

Net (loss)/income	(9,281)	5,005
Net (loss)/income per (basic)/diluted share:	(0.45)	0.24
Operating EBITDA(1)	(11,442)	6,971

Cash flow from operations	932	4,567
Purchases of property and equipment	2,651	1,144
Free cash flow	(1,719)	3,423

(1)Definitions and reconciliations for all non-GAAP measures are provided in this press release.

“First quarter results were largely in line with our expectations,” said Tom Adams, president and chief executive officer of Rosetta Stone.  “Sales to international consumers and to worldwide institutional clients remain strong.  We are addressing the challenges in the US consumer market with segmentation initiatives that include continued testing of revised price points.  Further, we’ve elevated our marketing with emotional messaging that enhances our brand, and we’re developing an iPad delivery platform.  Our premium language-learning solution, offering live, interactive coaching by trained native speakers as well as online gaming, continues to earn great feedback from users — and we’re confident it’s the best offering on the market.”

First Quarter 2011 Operational and Financial Highlights

•                  Revenue of $57.0 million on bookings of $55.6 million:  Bookings, which records executed sales contracts received by the company, declined 9% from the first quarter of 2010 as strength in both international and institutional sales was offset by declining sales to U.S. consumers and a $3.1 million reserve related to partial price protection for retailers in the event Rosetta Stone lowers unit prices for its offering.  Initial market testing of lower price points, begun in the first quarter and continued in April and May, has demonstrated sales uplift in the areas tested, at levels more than sufficient to offset lower average net revenue per unit.

	Three Months Ended
	March 31,	March 31,
	2011	2010	% change
Total units sold (000)	114.2	132.1	(14)%
Average sales price per unit	$392	$391	—

Bookings for consumer sales reflected lower units sold at higher average prices.  Rosetta Stone sold 114,200 units in the quarter, down 14% from a year earlier, at an average price of $392 each, up $1 from a year ago.  Unit volumes were significantly below trend in the first quarter as a result of US retail partners beginning the quarter with inventory above their historical levels, which more than offset higher unit volumes sold internationally. Unit sales by US retailers to their end consumers were roughly flat with first quarter 2010 levels.

•                  Increasingly diversified revenue:  Revenue from subscription sales represented 26% of total revenue for the first quarter, up from 15% a year ago.  Subscription revenue is derived primarily from institutional sales and from sales of Version 4 TOTALe to US consumers.  Rosetta Stone also sold Version 4 in Japan beginning on February 22, 2011.  Version 4 sales include both an online-subscription component and a product (software and hardware) component.  Rosetta Stone also offers some online-only subscriptions for consumers worldwide.  The mix of revenue from three primary markets, US consumer, worldwide institutional and international consumer, also continued to diversify.

	Three Months Ended
	March 31,	March 31,
US$ thousands	2011	2010	% change
Sales bookings from
US consumers	$29,814	$41,631	(28)%
Worldwide institutions	10,770	9,107	18%
International consumers	14,996	10,029	50%

Global consumer revenue attributable to:
Direct to consumer	$31,856	$31,025	3%
Kiosks	7,312	9,391	(22)%
Global retail partners	3,494	10,805	(68)%

•                  US Consumer bookings decreased 28%:  Bookings from sales to US consumers for the first quarter were $29.8 million, compared to $41.6 million a year ago.  As expected, sales to retail partners in the US were significantly below trend in the first quarter as a result of our retail partners beginning the quarter with inventory above their historical levels.  US consumer bookings and revenue for the quarter include $3.0 million of the $3.1 million reserve related to partial price protection for retailers.  The change also reflects fewer units sold, partially offset by higher average sales price per unit.  Sales to US consumers generated 54% of total bookings in the quarter, down from 69% a year ago.

•                  Worldwide Institutional bookings up 18%:  Bookings from institutions grew to $10.8 million from $9.1 million a year ago, primarily reflecting strength in the education and corporate markets, including growth in average contract size.  Institutional bookings were 19% of total bookings, compared to 15% a year ago.

•                  International Consumer bookings up 50%:  Sales to international consumers continued a strong growth trend, at $15.0 million compared to $10.0 million a year ago.  Rosetta Stone’s internal studies indicate that consumers outside the United States spend more on language-learning than their U.S. counterparts, and the company has moved to capitalize on that strong demand.  Sales to international consumers represented 27% of total bookings, up from 17% a year ago.  Bookings growth was constrained somewhat by the disasters in Japan, one of Rosetta Stone’s four current country markets.

•                  Net Income: Rosetta Stone recorded a net loss of $9.3 million for the first quarter of 2011, compared to net income of $5.0 million a year earlier.  The decline in net income reflects lower sales to US consumers, higher costs to support growth in newer international consumer markets and lower gross margin as the company implements services related to its Version 4 TOTALe online coaching and games to support successful learning.

•                  Operating EBITDA:  Operating EBITDA of negative $11.4 million, compared to positive $7.0 million a year ago, reflected lower bookings and a shift in mix of the business from U.S. consumers to international consumers.

•                  Cash and Short-term Investments:  Cash, cash equivalents and short-term investments were $120.8 million as of March 31, 2011, a decrease of $1.4 million from December 31, 2010.  Net cash provided by operating activities in the quarter was $0.9 million, while cash used for capital expenditures was $2.7 million.

Financial Outlook

In 2011, Rosetta Stone plans to continue to invest in long-term growth opportunities outside the United States, including the opening of an office in Brazil, the launch of Version 4 TOTALe outside the U.S., and the introduction of a conversational English solution for Asian users.  The company also plans to continue investing in its institutional sales force to capture a higher share of a significant global market.  In the US consumer market, Rosetta Stone is taking steps to reposition its business.

For the second quarter 2011, Rosetta Stone anticipates:

•                  Sales bookings of $60 to $65 million, reflecting 25-45% increased sales to international consumers, a 4-8% decline in sales to worldwide institutional clients due to timing of contract renewals, and a 5-10% decline in sales to US consumers.

•                  Revenue of $61 to $66 million.

•                  Net loss of $(9) to $(13) million, or $(0.41) to $(0.62) per diluted share, which includes a small tax expense.

•                  Operating EBITDA of negative $5 million to negative $10 million.

•                  Basic weighted-average shares outstanding of approximately 20.7 million.

•                  We are currently exploring opportunities to change terms with our retail partners in order to reduce our credit risk and obtain greater control of our inventory.  This guidance does not reflect the potential effect of any of those changes.

For the full year 2011, Rosetta Stone continues to anticipate:

•                  Growth in total bookings versus 2010.

•                  Growth of 40% to 50% in combined sales bookings from international consumers and worldwide institutional customers.

•                  Lower sales bookings from US consumers.

•                  Growth in total revenue versus 2010.

•                  Lower operating income and Operating EBITDA versus 2010 attributable to lower contribution from US consumer sales and continued investment in international opportunities.

•                  Positive free cash flow

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure Operating EBITDA, which differs from GAAP in that it excludes amortization primarily related to acquired intangibles and stock-based compensation expenses and includes deferred revenue.   Operating EBITDA is GAAP net income or loss plus interest expense, income tax expense, depreciation, amortization and stock-based compensation expenses plus the change in deferred revenue from the prior quarter.  An additional non-GAAP financial measure in this press release is total sales bookings, or “bookings,” which represents executed sales contracts received by the company that are either recorded immediately as revenue or as deferred revenue.  This press release also includes the non-GAAP financial measure “free cash flow,” which is cash flow from operations less cash used in purchases of property and equipment.  Management believes that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the company’s financial condition and results of operations. Management uses these non-GAAP measures to compare the company’s performance to that of prior periods for trend analyses, for purposes of determining executive incentive compensation, and for budgeting and planning purposes.  These measures are used in monthly financial reports prepared for management and in quarterly financial reports presented to the company’s Board of Directors.  Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the company’s financial measures with other software companies, many of which present similar non-GAAP financial measures to investors.

Management typically excludes the amounts described above when evaluating the company’s operating performance and believes that the resulting non-GAAP measures are useful to investors and financial analysts in assessing the company’s operating performance due to the following factors:

•                  Amortization of Acquired Intangibles. Amortization costs and the related tax effects are fixed at the time of an acquisition, and then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

•                  Stock-based Compensation. Although stock-based compensation is an important aspect of compensation of the company’s employees and executives, stock-based compensation expense is generally fixed at the time of grant, then amortized over a period of several years after the grant of the stock-based instrument, and generally cannot be changed or influenced by management after the grant.  In addition, the impact of shares granted under these plans is considered in the company’s EPS calculation to the extent the shares are dilutive.

•                  Total Sales Bookings. Although revenue is an important aspect of measuring company performance, the company believes total sales bookings can be a valuable indicator of the company’s performance.  In September 2011, the company began to transition to a greater amount of subscription sales, which results in an increasing portion of sales being recorded as deferred revenue.

•                  Deferred Revenue. At the time a customer enters into a binding subscription agreement, the company classifies the amounts received, as well as the amounts on billed and uncollected amounts due from customers, in advance of revenue recognition as deferred revenue.  As the company transitions to a greater amount of subscription sales the company believes its GAAP earnings should be supplemented with Operating EBITDA as another indicator of the company’s operating performance.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.  The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the company’s financial statements.  In addition, they are subject to inherent limitations, because they reflect the exercise of judgments by management about which expenses and items of income are excluded from these non-GAAP financial measures and may not be calculated in the same manner as other companies’ similarly titled non-GAAP measures.

In order to compensate for these limitations, management presents its non-GAAP financial measures in connection with its GAAP results.  Rosetta Stone urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the company’s business.

Reconciliation tables of the most comparable GAAP financial measures to the non-GAAP measures used in this press release are included at the end of this release.

Investor Webcast

This news release and the accompanying tables should be read in conjunction with the additional content that is available on the company’s website, which includes supplemental financial information as well as the link to a webcast that the company will host to discuss the first quarter 2011 financial results and its outlook for fiscal year 2011.  The webcast, available at http://investors.rosettastone.com, is scheduled for today, May 9, 2011 at 4:30 p.m. eastern time (ET).

The webcast will be available live on the Investor Relations page of the company’s website at http://investors.rosettastone.com.  Investors may also dial in to the conference line at 888-297-0370 (USA/Canada) or +1 719-457-2708 (all others).  A recorded replay of the webcast will be available on the Investor Relations page of the company’s web site, http://investors.rosettastone.com, after the live discussion.  The replay will be also be available, until May 16, 2011, via telephone at 877-870-5176 (USA/Canada) or +1-858-384-5517 (all others), with the pass code 9370087.

About Rosetta Stone

Rosetta Stone Inc. is changing the way the world learns languages.  Rosetta Stone provides interactive solutions that are acclaimed for the speed and power to unlock the natural language-learning ability in everyone.  Available in more than 30 languages, Rosetta Stone language-learning solutions are used by schools, organizations and millions of individuals in over 150 countries throughout the world.  The company was founded in 1992 on the core beliefs that learning a language should be natural and instinctive and that interactive technology can replicate and activate the immersion method powerfully for learners of any age.  The company is based in Arlington, Va. For more information, visit RosettaStone.com®.

“Rosetta Stone” and  “TOTALe” are registered trademarks of Rosetta Stone Ltd.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements, including our guidance for future financial performance and operating targets and our long-term growth prospects.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “project,” “believe,” “plan,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “would,” “could,” “potentially,” “seek,” “may,” or “will.”  These forward-looking statements reflect the company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions.  A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including demand for language learning software; the advantages of our products, technology, brand and business model as compared to others; our ability to maintain effective internal controls or to remediate material weaknesses; our cash needs and expectations regarding cash flow from operations; our product development plans; the impact of our Version 4 TOTALe product on our industry; the appeal and efficacy of Version 4

TOTALe; our expectations regarding capturing lifetime value and a broader range of market segments through such offerings; our plans regarding expansion of our marketing initiatives and sales force; our international expansion plans; our plans regarding our kiosks and retail relationships; the impact of any revisions to our pricing strategy; our ability to manage and grow our business and execute our business strategy; our financial performance; our actions to stabilize our business in the U.S. consumer market including realigning our cost structure and revitalizing our go-to-market strategy; adverse trends in general economic conditions and the other factors described more fully in the company’s filings with the U.S. Securities and Exchange Commission (SEC), including the company’s annual report on Form 10-K for the year period ended December 31, 2010, which is on file with the SEC.  The company assumes no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Rosetta Stone Inc.
Investor Contact:	Media Contact:
Elizabeth Corse, 703-522-9965	Reilly Brennan, 703-387-5863
ecorse@rosettastone.com	rbrennan@rosettastone.com

Source: Rosetta Stone Inc.

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
	(unaudited)
Revenue:
Product	$42,303	$53,734
Subscription and service	14,675	9,280
Total revenue	56,978	63,014

Cost of revenue:
Cost of product revenue	8,795	7,780
Cost of subscription and service revenue	2,667	862
Total cost of revenue	11,462	8,642

Gross profit	45,516	54,372

Operating expenses
Sales and marketing	37,820	28,361
Research and development	6,484	5,470
General and administrative	14,808	13,643
Total operating expenses	59,112	47,474

Income (loss) from operations	(13,596)	6,898

Other income and (expense):
Interest income	80	77
Interest expense	(3)	(8)
Other income (expense)	2	(8)
Total other income (expense)	79	61

Income (loss) before income taxes	(13,517)	6,959
Income tax provision (benefit)	(4,236)	1,954

Net income (loss)	$(9,281)	$5,005

Net income (loss) per share:
Basic	$(0.45)	$0.25
Diluted	$(0.45)	$0.24

Common shares and equivalents outstanding:
Basic weighted average shares	20,675	20,258
Diluted weighted average shares	20,675	21,060

ROSETTA STONE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$112,539	$115,756
Restricted cash	56	85
Short term investments	8,217	6,410
Accounts receivable (net of allowance for doubtful accounts of $1,759 and $1,761, respectively)	29,687	48,056
Inventory, net	10,366	9,928
Prepaid expenses and other current assets	7,713	7,763
Income tax receivable	4,098	2,210
Deferred income taxes	13,484	11,159
Total current assets	186,160	201,367

Property and equipment, net	21,940	21,073
Goodwill	34,876	34,856
Intangible assets, net	10,926	10,948
Deferred income taxes	7,168	6,498
Other assets	1,779	1,732
Total assets	$262,849	$276,474

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,725	$7,631
Accrued compensation	7,684	10,514
Other current liabilities	31,735	32,625
Deferred revenue	40,545	41,965
Total current liabilities	86,689	92,735

Deferred revenue	5,214	5,193
Other long-term liabilities	240	230
Total liabilities	92,143	98,158

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 authorized; zero and zero shares issued and outstanding March 31, 2011 and December 31, 2010	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 21,012 and 20,975 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	2	2
Additional paid-in capital	140,430	139,022
Accumulated income	29,789	39,069
Accumulated other comprehensive income	485	223
Total stockholders’ equity	170,706	178,316
Total liabilities and stockholders’ equity	$262,849	$276,474

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Three Months Ended
	March 31, 2011			March 31, 2010
	GAAP	Adjustments	non-GAAP	GAAP	Adjustments	non-GAAP
Revenue:
Product	$42,303	$—	$42,303	$53,734	$—	$53,734
Subscription and service	$14,675	—	14,675	9,280	—	9,280
Total revenue	56,978	—	56,978	63,014	—	63,014

Cost of revenue:
Cost of product revenue (1)	8,795	(11)	8,784	7,780	(13)	7,767
Cost of subscription and service revenue	2,667	—	2,667	862	—	862
Total cost of revenue	11,462	(11)	11,451	8,642	(13)	8,629

Gross profit	45,516	11	45,527	54,372	13	54,385

Operating expenses
Sales and marketing(2)	37,820	(259)	37,561	28,361	(178)	28,183
Research and development(3)	6,484	(338)	6,146	5,470	(253)	5,217
General and administrative(4)	14,808	(852)	13,956	13,643	(444)	13,199
Total operating expenses	59,112	(1,449)	57,663	47,474	(875)	46,599

Income from operations	(13,596)	1,460	(12,136)	6,898	888	7,786

Other income and (expense):
Interest income	80	—	80	77	—	77
Interest expense	(3)	—	(3)	(8)	—	(8)
Other income (expense)	2	—	2	(8)	—	(8)
Total other income (expense)	79	—	79	61	—	61

Income (loss) before income taxes	(13,517)	1,460	(12,057)	6,959	888	7,847
Income tax provision (benefit) (5)	(4,236)	548	(3,688)	1,954	333	2,287

Net income (loss)	$(9,281)	$912	$(8,369)	$5,005	$555	$5,560

Net income (loss) per share:
Basic	$(0.45)		$(0.40)	$0.25		$0.27
Diluted	$(0.45)		$(0.40)	$0.24		$0.26

Common shares and equivalents outstanding:
Basic weighted average shares	20,675		20,675	20,258		20,258
Diluted weighted average shares	20,675		20,675	21,060		21,060

(1)  Represents stock based compensation expense of $11 and $13 in 2011 and 2010, respectively

(2)  Represents stock based compensation expense of $246 and $164 in 2011 and 2010, respectively and amortization of intangibles expense of $13 and $14 in 2011 and 2010, respectively

(3)  Represents stock based compensation expense of $328 and $253 in 2011 and 2010, respectively and amortization of intangibles expense of $10 and zero in 2011 and 2010, respectively

(4)  Represents stock based compensation expense of $852 and $444 in 2011 and 2010, respectively

(5)  Non-GAAP tax rate of 37.5%

ROSETTA STONE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	March 31,
	2011	2010
	(unaudited)
Cash Flows From Operating Activities:
Net income	$(9,281)	$5,005
Adjustments to reconcile net income to cash provided by operating activities, net of business acquisitions
Stock-based compensation expense	1,437	874
Bad debt expense	216	54
Depreciation and amortization	2,114	1,454
Deferred income tax benefit	(2,977)	211
Loss on sales of equipment	15	—
Net change in:
Restricted cash	28	(3)
Accounts receivable	18,319	9,578
Inventory	(412)	(1,729)
Prepaid expenses and other current assets	66	(110)
Other assets	(63)	(72)
Accounts payable	(1,013)	1,011
Accrued compensation	(2,867)	(4,022)
Other current liabilities	(1,119)	(1,687)
Income tax payable	(2,004)	(3,658)
Excess tax benefit from stock options exercised	(18)	(75)
Other long-term liabilities	(6)	(113)
Deferred revenue	(1,503)	(2,151)
Net cash provided by operating activities	932	4,567

Cash Flows From Investing Activities:
Purchases of property and equipment	(2,651)	(1,144)
Purchases of available-for-sale securities	(1,807)	—
Acquisition, net of cash acquired	(75)	—
Net cash used in investing activities	(4,533)	(1,144)

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options	40	163
Tax benefit of stock options exercised	18	75
Payments under capital lease obligations	(3)	(1)
Net cash provided by financing activities	55	237

Increase (decrease) in cash and cash equivalents	(3,546)	3,660

Effect of exchange rate changes in cash and cash equivalents	329	(128)

Net increase (decrease) in cash and cash equivalents	(3,217)	3,532

Cash and cash equivalents—beginning of period	115,756	95,188

Cash and cash equivalents—end of period	$112,539	$98,720

ROSETTA STONE INC.

Reconciliation of Net Income (loss) to Operating EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31,
	2011	2010

Net income (loss)	$(9,281)	$5,005
Interest (income)/expense, net	(77)	(69)
Income tax expense (benefit)	(4,236)	1,954
Depreciation and amortization	2,114	1,454
Stock-based compensation	1,437	874
Adjusted EBITDA	$(10,043)	$9,218

Change in deferred revenue	(1,399)	(2,247)
Operating EBITDA	$(11,442)	$6,971